EXHIBIT (10.1(i))
1 ECOLAB PLACE ST. PAUL MN 55102-1390

July 22, 2019

Machiel Duijser

[Address]

Dear Mike,

I am pleased to confirm our offer for the position of Executive Vice President, Global Supply Chain, reporting to me. This position includes an annual starting salary of $550,000 payable in semi-monthly installments. Your target start date is to be mutually determined. Please note that your official start date will be determined after all post-offer screens have been completed, reviewed, and determined that they meet our hiring criteria.

Your incentive target will be 75% of base salary and based on the achievement of business and personal objectives with a maximum payout potential up to 150% of base salary. Your 2020 incentive payout will be based on twelve months (not pro-rated) and will be guaranteed at a minimum of 100% of target payout for the bonus plan year 2020, paid in March 2021.

You will be eligible to participate in Ecolab’s Long Term Incentive Plan with annual grants awarded each year in December (first year eligibility based on hire date). Any such grant is subject to the terms and conditions of The Plan. The annual value of this grant is targeted at $1,200,000, but may vary slightly depending on the stock price on the date of the grant. The ultimate value of your annual grant is based on the competitive market for the position, the stock price on the day of the grant, and your individual performance. Under Ecolab’s program, 50% of the value of the grant will be delivered in stock options and 50% of the value of the grant will be delivered in Performance-Based Restricted Stock Units. The attached brochure on Total Executive Awards outlines Ecolab’s equity program.

Subject to board approval, targeted for the next Board meeting following your date of hire (February/May/August/November/December), you will receive a restricted stock unit grant with an estimated value of $2,500,000. The number of units will be determined based on a one month average stock price prior to the meeting. The restricted stock has a vesting schedule of one third per year.

In addition, you will also receive $2,500,000 in a one-time cash payment to be paid between 30 and 60 days after the start of your employment and which you will earn ratably over the next 3 years. You must be employed with Ecolab on the payment date in order to be eligible to receive it. This will be considered taxable income and all regular payroll taxes will be withheld. This amount is not benefits eligible and will not be taken into consideration in determining your annual bonus or annual equity grant. In order to receive this payment, you must sign and return the Sign on Bonus Repayment Agreement. If you leave Ecolab’s employment voluntarily or are discharged for cause* at any time during the 36-month period following your date of hire, you will be required to repay the entire sign on bonus.

* For purposes of sign on bonus repayment outlined in this offer letter, discharge for cause includes, but is not limited to, dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to Ecolab or any subsidiary or reflecting on Ecolab; any unlawful or criminal activity of a serious nature; any unintentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to your overall duties; any willful act or omission that results in a violation of Ecolab’s rules or policies, including the Code of Conduct or a written policy regarding financial matters, that resulted or could have resulted in significant financial or reputational harm to Ecolab; or failure to appropriately supervise another individual who is responsible for such an act or omission, that resulted or could have resulted in significant financial or reputational harm to Ecolab.

You will accrue four (4) weeks of paid vacation per calendar year.

You will be an Officer of the Corporation. As an elected officer, you will participate in Ecolab’s Change-in-Control severance policy. This entitles you to a severance payment within two years following a change-in-control under certain conditions as defined in the policy. You will also be subject, and required to agree in writing, to Ecolab’s standard terms and conditions of employment for its officers, including an executive compensation clawback policy.

Relocation

As agreed, and as a condition of employment, you will be required to relocate to the Twin Cities. To help facilitate your move, you are eligible for the relocation package attached for your reference. Included in your Graebel packet is a Relocation Repayment Agreement that must be completed and returned to Graebel Relocation before any payments or relocation services will begin. All aspects of your relocation will be managed directly by Graebel Relocation on behalf of Ecolab.

If you leave Ecolab’s employment voluntarily or are discharge for cause* at any time during the two-year period following your date of hire/transfer, you will be required to repay Ecolab on a pro-rata basis as described in the Relocation Payback Agreement. Should you have questions related specifically to relocation, please contact Graebel Relocation at 1-888-948-4330.

* For purposes of relocation payback outlined in this offer letter, discharge for cause includes, but is not limited to, dishonesty, attendance problems, deliberate misconduct or failure to act, destruction of property, violation of Ecolab rules or policies (including Code of Conduct), commission of unlawful acts against or reflecting on Ecolab and similar acts or occurrences (including violations of customer-required policies and/or rules).

Post-Offer Contingencies

This offer is contingent upon the successful completion and satisfactory results of one or more of the following post-offer screens: controlled substance test, criminal background screen, and education verification. Ecolab uses third party vendors to conduct these post-offer screens. You will be provided additional instructions for initiating the post-offer screens that are applicable to you based on the role you have been offered. Your hire will be dependent on you initiating and successfully completing all post-offer screens and controlled substance test within three (3) business days from the date of initial contact by the vendor. Failure to follow this timeline will result in the rescission of this offer.

Ecolab Associate Resolution Mediation and Arbitration

Ecolab uses mediation and arbitration to resolve disputes related to the employer/employee relationship. As a condition of employment all Ecolab employees are required to sign an Ecolab Associate Resolution Mediation and Arbitration Agreement. Ecolab Associate Resolution Resources provide an easy to use method for economical and prompt dispute resolution. As a condition of employment, we require your electronic signature on our Associate Resolution Mediation and Arbitration Agreement which outlines the Ecolab Associate Resolution Resources and the use of mediation and/or arbitration as the means to settle legal disputes related to your employment with Ecolab, when those disputes cannot be mutually resolved without legal intervention. Please access the document in your candidate account to review, electronically sign and submit the document prior to employment. Please retain a copy of the signed Agreement for your records. Your employment with Ecolab cannot begin until you have signed the Mediation and Arbitration Agreement. Please contact me to request a paper copy of this agreement to sign and return in lieu of an electronic signature.

Employee Agreement

To protect our business interests, and as a condition of employment, Ecolab will require your electronic signature on our Employee Agreement. Please access the document in your candidate account to review, electronically sign, and submit the document prior to employment. Please retain a copy of the signed Employee Agreement for your records. Your employment with Ecolab cannot begin until you have signed the Employee Agreement. Please contact me to request a paper copy of this agreement to sign and return in lieu of an electronic signature.

Employment at Will

As stated in the employment application, we recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without cause. As such, your employment with the Company is at will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Required Employment Eligibility Agreement

As part of our employee documentation process, and in line with the government’s Immigration Reform and Control Act of 1986, Ecolab is required to verify documents that indicate your right to work in the U.S. On your first day of employment, you must supply Ecolab with the original document(s) you intend to use to verify this information. A receipt for the application of these required documents is also acceptable with the original documents to follow in 90 days from your start date. Without this information, we are not allowed to hire you. If you have questions about which documents will be accepted, please refer to U.S. Citizenship and Immigration Service website at https://www.uscis.gov/i-9-central/acceptable-documents.

Ecolab complies with the reporting requirements of the Social Security Administration (SSA). We are required to use the name you have registered with the SSA in our personnel and payroll records. Our records must reflect exactly what is printed on your Social Security Card. If there is a discrepancy, you must correct the discrepancy directly with the SSA. Please contact your local SSA office or call SSA at 1-800-772-1213 for further instruction. All offers of employment at Ecolab are contingent upon an individual’s ability to secure and maintain legal work authorization in the United States.

Benefits and Programs

As an employee, you are eligible for the comprehensive benefits package and employee programs. Benefits will be effective retroactive to your first day of employment following the completion of your web-based enrollment on Ecolab’s Your Total Rewards website. Please see our Benefits Highlights brochure for detailed information regarding company benefits.

As an Executive Officer of the company, you are eligible for additional benefits as outlined in the Executive Benefits Programs summary document, enclosed with your offer materials.

You will have 31 days from your date of hire to enroll in your benefits. You can enroll in your benefits prior to receiving your Benefits Enrollment packet. The Benefit Enrollment information is available on the Your Total Rewards website at www.yourtotalrewards.com/ecolab. You will have access to the website within 4 business days following your date of hire. The New Hire Benefits Guide can be found under the Tools & Resources tab near the top of the Your Health & Insurance Benefits page. Enrollment can be processed online via the website, or over the phone with the Ecolab Benefits Center at 800-964-0265. Representatives are available to assist you from 8am to 8pm Eastern time, Monday through Friday.

Mike, we would be very pleased to have you as part of the Ecolab team. This position presents a significant challenge and a great opportunity for you and for us. We are a dynamic organization, and you can contribute to the acceleration of our growth.

I look forward to your response to this offer. Please do not hesitate to call me should you have any questions. As a part of finalizing your acceptance, please sign and return the documents included in the last tab of your offer binder: 1. Sign on Bonus Repayment Agreement; and 2. Relocation Payback Agreement. Return envelopes have been included for your convenience.

Regards,

/s/ Christophe Beck
Christophe Beck
President & Chief Operating Officer
Ecolab